Global Gold Corporation


                              GLOBAL GOLD ANNOUNCES
             RESTRUCTURING OF LICHKVAZ GOLD JOINT VENTURE IN ARMENIA


Greenwich, CT--December 20, 2006 --Global Gold Corporation (OTCBB-GBGD) (www.globalgoldcorp.com) today announced the restructuring of its twenty percent joint venture interest in the Lichkvaz Gold Project in southern Armenia with ASX traded Iberian Resources Limited of Australia. During 2005, Global Gold joint ventured the Lichkvaz Gold Project with Iberian Resources to focus efforts within the North Central Armenia mineralized belt and other projects. The restructuring agreement terminates the joint venture in exchange for an NSR royalty, cash, equity in Iberian Resources, and other consideration.

Iberian Resources now has 100% ownership of the Lichkvaz Gold Project, and Global Gold retains the following:


o Five million fully paid shares in Iberian Resources, restricted for one year.

o A 2.5 % NSR Royalty payable quarterly from any production sold from the Lichkvaz Gold Project, including form any properties acquired in a 20 kilometer radius of the town of Aigedzor, Armenia.

o A onetime one million USD payment from Iberian Resources.

o The right to participate up to 20%in any other projects undertaken by Iberian Resources or its affiliates in Armenia.

o                 If shares in Iberian Resources trade below Australian Dollars
                  0.50 for any consecutive period of 30 trading days during the escrow period, Iberian Resources shall issue an additional 2.5 million fully paid shares in Iberian Resources to the Company.


To date, Global Gold has focused it activities in Armenia at Tukhmanuk, Hankavan and surrounding areas in the North Central Armenian belt. Global Gold is also conducting exploration at it Marjan and Getik properties, and has a twenty percent participation right in any new exploration undertaken in Armenia by Sterlite Gold Limited or its successors. Recently, Vedanta Resources announced that it has taken control of Sterlite.



                  o 45 East Putnam Avenue o Greenwich, CT 06830
                     Phone: 203.422.2300 o Fax: 203.422.2330

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To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Former Soviet country estimations are presented for historical reporting and to provide a basis for assessing Global Gold's choices for its business activities and not to be understood as indicating the existence of reserves or resources.

Global Gold Corporation is an international gold mining, development and exploration company with mining properties in Chile and Armenia. Global Gold Corporation is located at 45 East Putnam Avenue, Greenwich, CT 06830. The main phone number is 203-422-2300. More information can be found at www.globalgoldcorp.com.

 Contacts: Van Z. Krikorian, President or Michael Mason, Chief Operating
                        Officer-- ggc@globalgoldcorp.com


                  o 45 East Putnam Avenue o Greenwich, CT 06830
                     Phone: 203.422.2300 o Fax: 203.422.2330